EXHIBIT 99.2

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Unveils 2022 Five Year Plan Targeting $1.5 Billion of Revenue and

 $461 Million of Adjusted EBITDA by 2026

CUPERTINO, CA – February 28, 2022 – Aemetis, Inc. (NASDAQ: AMTX), a leading producer of below zero carbon intensity dairy Renewable Natural Gas and developer of the “Carbon Zero” renewable jet/diesel biorefineries with carbon sequestration, today released the 2022 Five Year Plan that projects the company will generate $1.5 billion in revenues and $461 million of adjusted EBITDA in year 2026.

The Revenues plan reflects a projected compound annual growth rate of 39% and the EBITDA plan reflects a projected compound annual growth rate of 79% for the years 2022 to 2026.

The Aemetis 2022 Five Year Plan will be presented at the Credit Suisse Vail Energy Conference on Monday, February 28th at 10 a.m. Eastern time by Eric McAfee, the Chairman and CEO of Aemetis.  The presentation will be available at www.aemetis.com and will be filed with the SEC under Form 8-K.

The conference presentation by Mr. McAfee will focus on negative carbon intensity Renewable Natural Gas, sustainable aviation fuel and renewable diesel fuel produced using carbon sequestration of CO2, and additional low- and below-zero-carbon products from the Aemetis ecosystem of renewable projects. Aemetis has signed offtake agreements with an aggregate value of up to approximately $5.7 billion for these products during the past year.

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“Despite external pandemic and regulatory issues this past year, Aemetis successfully executed in line with the first year of the 2021 Five Year Plan, and we are providing the 2022 Five Year Plan to provide additional insight into the growth of the company through 2026,” said Eric McAfee, Chairman and CEO of Aemetis. “Significant milestones were achieved in the past year by Aemetis, including: completed seven more miles of RNG pipeline; completed construction of the biogas-to-RNG upgrading facility; completed construction of the PG&E gas pipeline interconnection unit; commenced construction of five dairy digesters with H2S removal units which are now being completed; signed the acquisition of the 125-acre Riverbank Industrial Complex with 100% renewable electricity, a rail line and storage for 120 railcars, 710,000 s.f. of buildings, and 50 acres of open land for construction of the Carbon Zero 1 renewable jet/diesel plant and carbon sequestration facilities; signed SunPower and Schneider Electric to construct a 1.9 megawatt solar microgrid with battery backup; completed construction and successfully tested the Mitsubishi ZEBREX electric ethanol/water separation facility; completed installation of five stainless steel tanks with 275,000 gallons of additional ethanol process tank capacity to support the operation of carbon reduction systems; and engineered the Mechanical Vapor Recompression unit at the Keyes plant to utilize low carbon intensity solar and grid electricity instead of petroleum natural gas.”

In the 2022 Five Year Plan, the Company’s revenue growth is primarily expected from dairy Renewable Natural Gas, the Aemetis “Carbon Zero” renewable jet/diesel plant, and two carbon sequestration CO2 injection wells installed near the California biofuels plant sites.

The Aemetis Dairy RNG project plan shows projected revenues growing from $9.5 million in 2022 to $217 million in 2026, while Dairy RNG project EBITDA is expected to expand from $1.6 million in 2022 to $185 million in 2026.  The plan includes the delays related to the regulatory process to obtain LCFS credit pathway approvals for each dairy digester.  Aemetis has been awarded $23 million of grants related to dairy RNG and related gas cleanup and utility pipeline interconnection units, including a $1 million grant to install an RNG dispensing station to fuel RNG trucks at the Keyes plant.

The projected $217 million of dairy RNG revenues in year 2026 represents less than one percent of the addressable market for negative carbon intensity RNG, with a projected increase in demand for Aemetis -426 carbon intensity RNG to produce electricity to power the expected growth of heavy electric vehicles such as cargo trucks, buses, waste haulers and drayage trucks.

The Aemetis “Carbon Zero 1” renewable jet/diesel plant is planned to generate $623 million of revenues and $147 million of adjusted EBITDA in year 2026.

By completing carbon reduction upgrades and expansions of its current operating ethanol and biodiesel plants, the Company expects to generate annual revenue in ethanol and biodiesel of approximately $560 million by 2026, up from about $283 million of expected revenue in 2022, an increase of 98%.

Aemetis expects that this revenue acceleration will occur from full operation and expansion of the India biodiesel plant, as well as completion of system upgrades currently in process at the Keyes ethanol plant.  The Keyes ethanol plant upgrades include the Mitsubishi ZEBREX ceramic membrane ethanol/water separation unit and mechanical vapor recompression to re-use steam along with high efficiency heat exchangers, powered by a zero-carbon intensity solar array with battery storage.

Aemetis has received $16.8 million of grant funding to support its carbon reduction upgrades at the Keyes plant, as well as $5 million of California Energy Commission grants for the renewable jet/diesel plant.  Approximately $57 million of grants to support Aemetis projects have been awarded by the USDA, the US Forest Service, the California Energy Commission, the California Department of Food and Agriculture, and PG&E’s energy efficiency program.

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About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the “Carbon Zero” production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero plants produce below zero carbon intensity fuels that can immediately “drop in” to be used in airplane, truck and ship fleets.  Aemetis below-zero and low carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and bioproducts company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products.  Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG).  Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed.  Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe.  Aemetis is developing the Carbon Zero 1 plant in Riverbank, California to utilize renewable electricity from solar and hydroelectric sources along with renewable oil feedstocks to produce sustainable aviation fuel and renewable diesel.  Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and bioproducts.  For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts.  Forward-looking statements in this news release include, without limitation, statements relating to our five year growth plan, future growth in revenue, net income and adjusted EBITDA, the market size for our products, expansion into new markets, our ability to commercialize and scale the technology, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Central California Dairy Project, the development of the Aemetis Carbon Zero 1 plant at the Riverbank site, the upgrades to the Aemetis Keyes ethanol plant, and the ability to access the funding required to execute on project construction and operations.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue,” “enable” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020, and in our subsequent filings with the SEC.  We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

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